EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CarMax, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333‑100311, 333-127486, 333-135701, 333-152717, 333-160912, 333-183594, and 333-212310) on Form S-8 of CarMax, Inc. of our report dated April 21, 2017, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2017 and February 29, 2016, and the related consolidated statements of earnings, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended February 28, 2017, and the effectiveness of internal control over financial reporting as of February 28, 2017, which report appears in the February 28, 2017 annual report on Form 10‑K of the Company.

/s/ KPMG LLP
Richmond, Virginia
April 21, 2017